  Exhibit 99.1
Corporate Contact:
Lowell Rush, Chief Financial Officer
PAYBOX Corp
954-510-3750
investorrelations@gopaybox.com
FOR IMMEDIATE RELEASE
PAYBOX Corp Announces Third Quarter 2016 Results

Company posts third quarter profit of $7,000

FORT LAUDERDALE, FL, – November 10, 2016 – PAYBOX Corp (formerly Direct Insite Corp.) (OTCQB: DIRI), provider of the PAYBOX® unified working capital management platform, today announced financial results for the third quarter of 2016. Net income for the three months ended September 30, 2016 was $7,000, compared with net income of $162,000 for the quarter ended September 30, 2015. Net income for the nine months ended September 30, 2016 was $144,000, compared with a profit of $352,000 for the year-to-date September 30, 2015. The year-over-year decline in net income for both the quarter and year-to-date were primarily due to the previously disclosed February 2016 and August 2016 terminations of two channel partner clients.
Revenue for the three months ended September 30, 2016 was $1,608,000, a decrease of $316,000, or 16.4%, from revenue of $1,924,000 for the three months ended September 30, 2015. Recurring revenue for the third quarter was $1,272,000, a decrease of $411,000, or 24.4%, from recurring revenue of $1,683,000 for the comparable prior year period, primarily due to the previously noted client losses in February and August 2016.
Non-recurring revenue for the three months ended September 30, 2016 was $336,000, an increase of $95,000, or 39.4%, from non-recurring revenue of $241,000 for the compared prior year period, due to higher customer requested modifications and enhancements.
Operating costs and expenses of $1,599,000 were $139,000, or 8.0%, lower than the $1,738,000 spent in the prior year due to various cost-cutting measures.
Working capital (defined as current assets less current liabilities) at September 30, 2016 was $2,696,000, compared with working capital of $2,708,000 at December 31, 2015.
Cash provided by operating activities for the nine months ended September 30, 2016 was $691,000, compared to cash provided by operations of $1,347,000 for the comparable prior year period. The decrease is due to the timing of collections from our customers and the timing of payments to our vendors.
“We continue our aggressive investment in Sales and Marketing initiatives, as well as PAYBOX software platform upgrades ,” said Paybox Corp Chairman and CEO Matthew E. Oakes. “We expect that specific continued focus in these areas will generate long-term financial growth.”

The financial information stated above and in the tables below has been abstracted from Paybox Corp’s September 30, 2016 Form 10-Q, filed with the Securities and Exchange Commission on November 10, 2016, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statement of Operations
Statements of Operations for the three months ended:	September 30, 2016	September 30, 2015
Revenue	$1,608,000	$1,924,000
Operating income	$9,000	$186,000
Other income (expense), net	$(1,000)	$-
Income before provision for income taxes	$8,000	$186,000
Net income	$7,000	$162,000
Basic and diluted income per share	$0.00	$0.01
Basic shares outstanding	13,009,000	12,863,000
Diluted shares outstanding	13,009,000	12,896,000

Summarized Financial Information – Balance Sheet
Balance Sheet as of:	September 30, 2016	December 31, 2015
Total cash	$2,584,000	$2,375,000
Total current assets	$4,312,000	$4,224,000
Total assets	$6,956,000	$6,600,000
Total current liabilities	$1,616,000	$1,516,000
Total liabilities	$1,616,000	$1,516,000
Total stockholders’ equity	$5,340,000	$5,084,000

Summarized Financial Information – Cash Flow
Cash Flow from Operating Activities:	September 30, 2016	September 30, 2015
Net cash provided by operating activities	$691,000	$1,347,000

About PAYBOX Corp
PAYBOX® provides a powerful platform for unified working capital management that facilitates over $160 billion worth of transactions annually between more than 375,000 companies worldwide. PAYBOX Corp’s clients include IBM, Siemens, HP Enterprises, Saint Gobain, Carlson, and one of the world’s largest financial institutions. The flagship component of PAYBOX’s unified working capital management platform is PAYBOX® Cloud, which offers robust and secure Accounts Payable and Receivables solutions that seamlessly integrate with a company’s ERP system. Paper, manual processes and customer/client invoice inaccuracies and associated resolution costs are eliminated, while improving working capital and customer satisfaction. Learn more at www.gopaybox.com.

The Company will hold an earnings webcast for the three months and and nine months ended September 30, 2016 on Monday, November 14, 2016 at 11:00 A.M. (Eastern). This call is being webcast by Issuer Direct and can be accessed at www.InvestorCalendar.com. Participant toll-free dial-in is (877) 407-9205.

FORWARD-LOOKING STATEMENTS. Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to successful implement our platform for new customers; our ability to retain existing customers; the effectiveness of our marketing efforts in attracting new customers; the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions; other competitive factors, general business and economic conditions; and pricing pressures. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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